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                                                                   EXHIBIT 99(a)


                [KINDER MORGAN ENERGY PARTNERS, L.P. LETTERHEAD]


Larry Pierce                                                  Irene Twardowski
Media Relations                                               Investor Relations
(713) 369-9497                                                (713) 369-9490



                    KINDER MORGAN ENERGY PARTNERS TO ACQUIRE
               U.S. PIPELINES/TERMINALS OF GATX FOR $1.15 BILLION;
                         Increases Expectations for 2001


         HOUSTON, Nov. 30, 2000 - Kinder Morgan Energy Partners, L.P. (NYSE:
KMP), today announced that it has signed a definitive agreement with GATX Corporation to purchase its U.S. pipeline and terminal businesses for approximately $1.15 billion, consisting of cash and assumed debt. Primary assets included in the transaction are the CALNEV Pipe Line Company and the Central Florida Pipeline Company (CFPL), which transport petroleum products to high-growth markets in Nevada and Florida, along with 12 terminals that store petroleum products and chemicals. Upon closing this transaction, KMP will become the second largest independent petroleum storage operator in the U.S. and the second largest independent chemical terminal operator in the U.S., based on capacity. GATX's international operations and its 50 percent ownership in the GPS trading arm, which are also being marketed, are not being sold to KMP.

         "This is a terrific acquisition of premier, fee-based businesses that have significant cost synergies with our existing operations and outstanding growth prospects," said Richard D. Kinder, chairman and CEO of KMP. "The transaction is expected to be immediately accretive to cash available for distribution to KMP unitholders by between 10 to 15 cents annually. Additionally, it is expected to be substantially accretive to Kinder Morgan, Inc. shareholders (NYSE: KMI) by 15 to 20 cents per share annually." KMI, through its general partner interest, operates KMP and shares in the cash distributions generated by KMP. The transaction is subject to standard closing conditions and is expected to close in the first quarter of 2001.



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         For the year 2001, following the closing of the GATX acquisition,
Kinder Morgan management is targeting:

     o   $0.30 to $0.50 of growth in KMP distributions per unit

     o   $0.15 to $0.25 of growth in KMP earnings per unit

     o 30 to 40 percent growth in KMI earnings per share (between $1.62 and $1.75 earnings per share) compared to previous expectations of 20 to 30 percent growth (between $1.50 and $1.62 earnings per share)

         "We are comfortable with the lower end of these ranges even if we assume no additional acquisitions in 2001, and we are targeting the higher end of these ranges assuming that we make a reasonable amount of acquisitions in 2001," Kinder said.

         Initially, KMP intends to fund the transaction with a commercial-paper facility. This interim financing will be reduced within six to nine months of closing through proceeds from potential follow-on asset sales, permanent debt financing and equity financings. "We expect most of the equity to be raised through a new structure that will allow KMP to access institutional markets for its common units," Kinder said. "In addition, KMI intends to maintain its pro-rata share of KMP common units by purchasing additional KMP common units for cash. Long-term, KMP intends to keep its overall debt to total capital ratio near its current 40 percent level."

         CALNEV is a 550-mile refined petroleum products pipeline system originating in Colton, Calif. and extending to the growing Las Vegas, Nev. market. It transported an average of 112,000 barrels of gasoline, diesel and jet fuel per day in 1999. CALNEV interconnects in Colton with KMP's Pacific operations, a 3,300-mile refined petroleum products pipeline system that transports more than one million barrels per day of gasoline, diesel and jet fuel to destination markets in Arizona, California, Nevada, New Mexico and Oregon.

         "CALNEV is an ideal fit with our existing operations in the West," Kinder said. "We believe rapid population growth in Las Vegas and other western markets will continue to drive consumption of refined petroleum products. As a result, we project volumes on Pacific and CALNEV to grow more than 3 percent annually."

         CFPL is a 195-mile refined petroleum products pipeline system consisting of a 16-inch gasoline pipeline and a 10-inch jet fuel and diesel pipeline transporting product from Tampa to the growing Orlando, Fla. market. It transported an average of 85,000 barrels of gasoline, diesel


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and jet fuel per day in 1999. "CFPL fits perfectly into KMP's strategy of acquiring fee-based assets in high-growth markets," Kinder said.

         KMP is also acquiring 12 terminals from GATX, which have a storage capacity of 35.6 million barrels for both petroleum products and chemicals. The largest of these terminals are located in Houston, New York, Los Angeles and Chicago, with a total capacity of approximately 31.2 million barrels. The other terminals are located in Philadelphia, Portland, Ore., San Francisco and Seattle. In addition, KMP is acquiring six other terminals from GATX with a capacity of 3.6 million barrels that are part of the CALNEV and CFPL pipeline systems.

         "These fee-based terminals are ideally situated across the United States and are essential to the distribution of petroleum products and chemicals in the U.S.," Kinder said. "They also are a good match for our existing assets, as KMP pipelines currently receive petroleum products from or inject them into three of the terminals that we are acquiring on the West Coast."

         Kinder Morgan Energy Partners, L.P. is the nation's largest pipeline master limited partnership with an enterprise value of approximately $4.5 billion. It owns and operates one of the largest product pipeline systems in the country, serving customers across the United States with more than 8,000 miles of pipeline and over 20 associated terminals. Additional assets include 7,000 miles of natural gas transportation pipelines, plus natural gas gathering and storage facilities; 25 bulk terminal facilities, which transload more than 40 million tons of coal, petroleum coke and other products annually; and Kinder Morgan CO2 Company, L.P.

         The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and product pipelines in 26 states. KMI also has significant retail distribution, electric generation and terminal assets. Combined, the two companies have an enterprise value of more than $12 billion.

         PLEASE JOIN US AT 9 A.M. EASTERN STANDARD TIME ON FRIDAY, DEC. 1, AT www.kindermorgan.com FOR A LIVE WEBCAST CONFERENCE CALL.

         This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Form 10-k and 10-Q as filed with the Securities and Exchange Commission.

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